Exhibit 99.1

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2006	2006	2006	2006	2006
Net sales	$871	$971	$873	$834	$3,549

Cost of products sold	636	713	663	658	2,670
Selling, general and administrative	101	98	101	91	391
Depreciation and amortization	50	44	49	64	207
Research and development	14	18	16	16	64
Facility closures, severance and related costs	—	(3)	1	7	5
Antitrust costs	13	32	26	19	90
Merger costs	10	5	1	1	17
Loss (gain) on sale of assets and businesses	—	12	(1)	—	11
Impairment of long-lived assets	—	6	74	—	80
Equity income	—	(1)	(1)	(2)	(4)
Operating profit (loss)	47	47	(56)	(20)	18
Interest expense	29	29	23	22	103
Loss on early extinguishment of debt	—	20	24	—	44
Other expense (income), net	1	(3)	4	4	6
Earnings (loss) from continuing operations before income taxes	17	1	(107)	(46)	(135)
Income tax expense	6	4	(18)	138	130
Earnings (loss) from continuing operations	11	(3)	(89)	(184)	(265)
Earnings from discontinued operations	2	4	3	3	12
Gain on sale of discontinued operations	—	—	46	1	47
Net earnings (loss)	$13	$1	$(40)	$(180)	$(206)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.04	$(0.02)	$(0.37)	$(0.76)	$(1.10	)*
Earnings from discontinued operations	0.01	0.02	0.01	0.01	0.05
Gain on sale of discontinued operations	—	—	0.19	0.01	0.20
Net earnings (loss)	$0.05	$—	$(0.17)	$(0.74)	$(0.85	)*

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.04	$(0.02)	$(0.37)	$(0.76)	$(1.10	)*
Earnings from discontinued operations	0.01	0.02	0.01	0.01	0.05
Gain on sale of discontinued operations	—	—	0.19	0.01	0.20
Net earnings (loss)	$0.05	$—	$(0.17)	$(0.74)	$(0.85	)*

Weighted average shares outstanding - basic	240.1	240.5	240.6	240.7	240.5
Weighted average shares outstanding - diluted	241.2	240.5	240.6	240.7	240.5

* The sum of the earnings per common share for the four quarters does not equal the total earnings per common due to quarterly changes in the average number of shares outstanding.

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2006	2006	2006	2006	2006
NET SALES

Polymer Additives	$423	$439	$431	$419	$1,712
Performance Specialties	172	171	166	161	670
Consumer Products	114	204	132	116	566
Crop Protection	78	86	75	72	311
Other	84	71	69	66	290
Total Net Sales	$871	$971	$873	$834	$3,549

OPERATING PROFIT

Polymer Additives	$39	$50	$24	$17	$130
Performance Specialties	31	28	30	26	115
Consumer Products	12	35	17	6	70
Crop Protection	20	16	8	4	48
Other	4	5	—	(3)	6
	106	134	79	50	369

General corporate expense, including amortization	(33)	(32)	(31)	(34)	(130)
Change in useful life of property, plant and equipment	(3)	(3)	(3)	(9)	(18)
Facility closures, severance and related costs	—	3	(1)	(7)	(5)
Antitrust costs	(13)	(32)	(26)	(19)	(90)
Merger costs	(10)	(5)	(1)	(1)	(17)
(Loss) gain on sale of assets and businesses	—	(12)	1	—	(11)
Impairment of long-lived assets	—	(6)	(74)	—	(80)
Total Operating Profit (Loss)	$47	$47	$(56)	$(20)	$18